                            ASSET PURCHASE AGREEMENT

      This Agreement ("Agreement") is entered into as of October 29, 1997, by and between Cumulus Broadcasting, Inc., a Nevada corporation ("Broadcasting"), Cumulus Licensing Corp., a Nevada corporation ("Licensing"), and Arbor Radio, L.P., a Delaware limited partnership (the "Seller"). Broadcasting and Licensing are referred to collectively herein as the "Buyers." The Buyers and the Seller are referred to collectively herein as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

      This Agreement contemplates a transaction in which the Buyers will purchase substantially all of the assets (and assume certain of the liabilities) of the Seller that are used or useful in the operation of radio stations WIQB-FM, WQKL-FM and WTKA-AM, licensed to operate in Ann Arbor, Michigan and radio station WDEO-AM, licensed to operate in Saline, Michigan (collectively, the "Stations") in return for cash.

      Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

      1. Basic Transaction.

      (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Licensing agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to Licensing, all of the FCC Licenses listed in Section 2(l) of the Disclosure Schedule. In addition, Broadcasting agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to Broadcasting, all of the Acquired Assets other than the FCC Licenses. Both such sales shall take place at the Closing for the consideration specified below in this Section 1.

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyers agree to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyers will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities and the Seller agrees to pay and discharge all Liabilities and obligations of the Seller other than the Assumed Liabilities.

      (c) Purchase Price. The Buyers agree to pay to the Seller, as consideration for the Acquired Assets, the amount of Fourteen Million Nine Hundred Seventy-Five Thousand Dollars ($14,975,000) (the "Purchase Price"). The Purchase Price shall be payable as follows:

            (i) on the date of this Agreement, the Buyers will deposit with the Escrow Agent an irrevocable letter of credit in favor of the Escrow Agent in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Earnest Money Deposit"); and

            (ii) on the Closing Date, the Buyers shall pay to the Seller the amount of Fourteen Million Four Hundred Seventy-Five Thousand Dollars ($14,475,000), less the amount, if any, distributed by the Escrow Agent to the Seller at the Closing pursuant to Section 3(A) of the Escrow Agreement, by wire transfer or delivery of other immediately available funds; and

            (iii) on the Closing Date, the Buyers shall deposit with the Escrow Agent the amount of Four Hundred Thousand Dollars ($400,000) which shall constitute the Post-Closing Escrow described below; and

            (iv) on the Closing Date, the Buyers shall pay to the Seller, on behalf of all parties to the Post-Closing Agreement, the amount of One Hundred Thousand Dollars ($100,000).

The Earnest Money Deposit referenced in this Section l(c) shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "Escrow Agreement") and shall be disbursed in accordance with the terms thereof. The Four Hundred Thousand Dollars ($400,000) deposited by Buyers with the Escrow Agent at the Closing under Section 1(c)(iii) (the "Post-Closing Escrow") shall be credited against the Purchase Price on the Closing Date but shall remain in escrow, in whole or in part, from and after the Closing Date with the Escrow Agent for a period of fourteen (14) months from the Closing Date (or such longer period as provided in the Escrow Agreement if an indemnification claim is submitted during such fourteen (14) month period) pursuant to the Escrow Agreement. The Post-Closing Escrow shall be invested by Escrow Agent in accordance with the instructions of Seller, and all interest earned thereon shall be the property of Seller, payable to Seller upon demand. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money Deposit and all accrued interest (if any) shall be paid to the Buyers or the Seller as provided in the Escrow Agreement.

      (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreeable location commencing at 9:00 a.m. local time on either (i) a date mutually agreeable to the Buyers and Seller not earlier than the fifth business day or later than the tenth business day after the FCC approval of the Assignment Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied, or (ii) such other date as the Parties may mutually determine (with either date being referred to as the "Closing Date"); provided that in no event shall the Closing occur before January 5, 1998.

      (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyers will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(b) below;
(iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyers (A) assignments (including Lease and other Assumed Contract assignments and Intellectual Property transfer documents), bills of sale and warranty deeds in the forms attached hereto as Exhibits B-1 through B-3, (B) such affidavits, transfer tax returns, memorandums of lease, and other additional documents as may be required by the terms of the title insurance commitments described in
Section 4(o) hereof, as necessary for Buyer to obtain title insurance as required by such section or as may be necessary to convey title to the Real Estate to the Buyers in the condition required herein or provided public notice of the existence of the Leases, and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyers and their counsel reasonably may request; (iv) the Buyers will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit C, and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyers will deliver to the Seller the consideration specified in Section 1(c) above.

      (f) Post-Closing Agreement. On the Closing Date, the Seller shall execute, and shall cause Alan Beck and Arthur Kern to execute, a Post-Closing Agreement with the Buyers including covenants not to compete with the Buyers in the markets served by the Stations in the form of Exhibit D attached hereto. A portion of the Purchase Price equal to One Hundred Thousand Dollars ($100,000) shall be paid to the Seller, on behalf of all parties other than the Buyers, on the Closing Date as consideration for the agreements set forth in the Post-Closing Agreement.

      (g) Allocation. The Parties agree to jointly complete and separately file Form 8594 with their federal income tax return for the tax year in which the Closing occurs. If after good faith negotiations, the Parties cannot reach agreement on the allocation in connection with jointly completing Form 8594, the Parties agree that there will be no further obligation on the part of either party to jointly complete the application and the Parties may file Form 8594 without any input from the other Party.

      2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyers that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as set forth in the lettered and numbered paragraphs contained in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2 and except for the last sentence of Section 2(s) which is being given only as of the date of this Agreement.

      (a) Organization of the Seller. The Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Seller has the power and authority to own or lease its properties and to carry on the business operations of the Stations as now conducted by it. The Seller does not have any Subsidiaries. The general partner of the Seller is American Media Management, Inc., and the limited partners of the Seller are Alan Beck, Arthur Kern, Gary Kughn and Richard Kughn.

      (b) Authorization of Transaction. The Seller has full power and authority (including full partnership power and authority) to execute and deliver this Agreement and all agreements and instruments to be executed and delivered by such Party pursuant to this Agreement (collectively, the "Ancillary Agreements") and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the partners of the Seller have or shall have at or before Closing duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Seller. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the partnership agreement or other charter documents of the Seller; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other agreement or arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) other than Seller's agreements with its lenders holding Security Interests set forth in Section 2(d) of the Disclosure Schedule (which agreements are not Assumed Contracts and will be terminated at or before Closing). Other than with respect to the Assignment Application described in Section 4(b) and filings, consents or approvals required as a result of matters specific to Buyer's status, the Seller does not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any court or government or governmental agency in order for the Parties to enter into this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

      (d) Title to Acquired Assets. Other than the Security Interests set forth on Section 2(d) of the Disclosure Schedule (which shall be released at or before the Closing) the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

      (e) Financial Statements. Included in Section 2(e) of the Disclosure Schedule are the following financial statements (collectively, the "Financial Statements"): (i) audited balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 1995 and December 31, 1996, for the Seller; and (ii) unaudited balance sheets and statements of income, as of and for each month during 1997 through September 1997 for the Seller. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, fairly represent the financial condition of the Seller on such dates and the results of operations for the periods designated therein and are consistent with the books and records of the Seller (which books and records are correct and complete).

      (f) Events Subsequent to September 30, 1997. Since September 30, 1997, except as set forth in Section 2(f) of the Disclosure Schedule, there has not been any Material adverse change in the assets, Liabilities, business, financial condition or operations of the Seller with respect to the operation of the Stations taken as a whole. Without limiting the generality of the foregoing and with respect to the operation of the Stations since that date:

            (i) the Seller has not sold, leased, transferred, or assigned, or agreed to sell, lease, transfer or assign, any of its Material assets, tangible or intangible;

            (ii) other than this Agreement, the Seller has not entered into any agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

            (iii) no party has accelerated, terminated, modified, or canceled any Assumed Contract involving more than $5,000 which would have a Material effect on Buyer;

            (iv) the Seller has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business which would have a Material effect on Buyer;

            (v) the Seller has not delayed or postponed or agreed to delay or postpone (beyond its normal practice in the Ordinary Course of Business) the payment of accounts payable or other Liabilities outside the Ordinary Course of Business such that such delay or postponement would have a Material effect on Buyer;

            (vi) the Seller has not granted or agreed to grant any license or sublicense of any rights under or with respect to any Intellectual Property;

            (vii) the Seller has not made or agreed to make any loan to, or entered or agreed to enter into any other transaction (other than for employment) with any of its employees giving rise to any claim or right on its part against the person or on the part of the person against it;

            (viii) the Seller has not (a) entered into any employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, outside the Ordinary Course of Business or which would constitute an Assumed Contract hereunder, or (b) modified the terms of any existing such contract or agreement which constitutes an Assumed Contract hereunder;

            (ix) except as disclosed in Section 2(f) of the Disclosure Schedule, the Seller has not granted any increase (outside routine salary and wage increases in the Ordinary Course of Business) in the rate of compensation, commissions, bonus or other remuneration payable, or granted any severance or termination pay to, any of its directors, officers, and employees;

            (x) except as disclosed in Section 2(f) of the Disclosure Schedule, the Seller has not adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

            (xi) except as disclosed in Section 2(f) of the Disclosure Schedule, the Seller has not made any other change in employment terms for any of its directors, officers, and employees;

            (xii) the Seller has not Materially altered its credit and collection policies or its accounting policies;

            (xiii) the Seller has not Materially altered the programming, format or call letters of the Stations; or

            (xiv) the Seller has not applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Stations in Material compliance therewith and with all FCC rules and regulations.

Nothing contained in this Section 2(f) shall be deemed a warranty or representation by the Seller with respect to trends or conditions affecting the radio industry generally or the Ann Arbor, Michigan radio market generally and Seller shall not be in breach of the provisions of this Section 2(f) as a result of such general trends or conditions.

      (g) [Intentionally omitted.]

      (h) Tangible Assets. Section 2(h) of the Disclosure Schedule sets forth a listing of all or substantially all transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Stations. The Seller owns or leases all tangible assets necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted and all leased assets are specifically identified as such in Section 2(h) of the Disclosure Schedule. Except as otherwise set forth in this Agreement, all of the tangible personal property included in the Acquired Assets are sold to Buyers WHERE IS AND AS IS, without any implied warranty of merchantability or fitness for a particular purpose. The equipment included in the Acquired Assets permits the Stations to be operated in Material compliance with all FCC and FAA requirements. No partner of the Seller has any interest in any right, property or asset used or required by the Seller in the operation of the Stations.

      (i) Real Property. Section 2(i) of the Disclosure Schedule lists and describes briefly all Owned Real Estate and all real property leased to the Seller (including, without limitation, complete legal descriptions for all of the Real Estate). The Seller has delivered to the Buyers correct and complete copies of the Leases. With respect to the Real Estate:

            (i) the Seller has or will have at or before Closing good and marketable title to all of the Owned Real Estate free and clear of all liens, charges, mortgages, security interests, easements, restrictions, options to purchase, rights of first refusal or other encumbrances of any nature whatsoever except real estate taxes for the year of Closing and municipal and zoning ordinances and easements which do not impair the current use, occupancy or value or the marketability of title of the property and which are disclosed in Section 2(i) of the Disclosure Schedule (collectively, the "Permitted Real Estate Encumbrances");

            (ii) the Leases are and, following the Closing, to the Seller's Knowledge, will continue to be, legal, valid, binding, enforceable, and in full force and effect;

            (iii) the Seller is not in breach or default of any Lease (or has repudiated any provision thereof), and to the Seller's Knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder;

            (iv) to the Seller's Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to any Lease;

            (v) except for Permitted Real Estate Encumbrances, there are no (i) actual or, to the Seller's Knowledge, proposed special assessments with respect to any of the Real Estate; (ii) pending or, to the Seller's Knowledge, threatened condemnation proceedings with respect to any of the Real Estate; (iii) pending or, to the Seller's Knowledge, threatened litigation or administrative actions with respect to any of the Real Estate; (iv) mechanic's or materialmens' liens with respect to the Owned Real Estate; (v) to the Seller's Knowledge, structural or mechanical defects in any of the buildings or improvements located in the Real Estate; (vi) to Seller's Knowledge, planned or commenced improvements which will result in an assessment or otherwise affect the Real Estate; (vii) governmental agency or court orders requiring the repair, alteration or correction of any existing condition with respect to the Real Estate or any portion thereof; or (viii) any pending or, to the Seller's Knowledge, threatened changes in any zoning laws or ordinances which may affect any of the Real Estate or Seller's use thereof;

            (vi) to the Seller's Knowledge, all buildings and improvements on the Real Estate are in good condition and repair, normal wear and tear excepted;

            (vii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or its rights thereunder; and

            (viii) to the Seller's Knowledge, the owner of each leased facility has good and marketable title to the underlying parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for Permitted Real Estate Encumbrances and Seller's leasehold interest in each Lease has priority over any other interest except for the fee interest therein and Permitted Real Estate Encumbrances.

      (j) Intellectual Property. The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for or currently used in the operation of the business of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyers on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses. With respect to such Intellectual
Property:

            (i) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

            (ii) Section 2(j) of the Disclosure Schedule identifies each patent, trademark or copyright registration which has been issued to the Seller with respect to any of its Intellectual Property and the call letters (current and past) of the Stations, identifies each pending patent, trademark or copyright application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyers correct and complete copies of all such patents, trademarks or copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyers correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Seller owns:

                  (A) the Seller possesses all right, title, and interest in and to the item and all registrations and applications are in full force and effect;

                  (B) the item is not subject to any outstanding judgment,
            order, decree, stipulation, injunction, or charge;

                  (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) the Seller has not ever agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iii) Section 2(j) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission including, but not limited to the call letters of the Stations. The Seller has supplied the Buyers with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                  (A) the license, sublicense, agreement, or permission covering the item is, and following the Closing will continue to be on identical terms, legal, valid, binding, enforceable, and in full force and effect;

                  (B) no party to the license, sublicense, agreement, or
            permission is in breach or default (or has repudiated any provision thereof), and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (C) with respect to each sublicense, the representations and warranties set forth in subsections (A) and (B) above are true and correct with respect to the underlying license;

                  (D) to the Seller's Knowledge, the underlying item of
            Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (E) to the Seller's Knowledge, no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                  (F) the Seller has not agreed to indemnify any person or
            entity for or against any interference, infringement, misappropriation, or other conflict with respect to the underlying item of Intellectual Property; and

                  (G) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

      (k) Contracts. Section 2(k) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements (other than with advertisers for the sale of air time which are listed in Section 2(s) of the Disclosure Schedule) to which the Seller is a party:

            (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $1,000 per year;

            (ii) any written arrangement (or group of related written arrangements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $1,000;

            (iii) any written arrangement concerning a partnership or joint venture;

            (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $1,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

            (v) any written arrangement concerning confidentiality or noncompetition;

            (vi) any written arrangement with any of its employees in the nature of a collective bargaining agreement, consulting agreement, compensation agreement, employment agreement, commission agreement or severance agreement;

            (vii) any written arrangement under which the consequences of a default or termination could have an adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller or the Stations;

            (viii) any written arrangement concerning a guaranty by the Seller of the obligations of any other party;

            (ix) any other written arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business; and

            (x) any written arrangement involving the lease of furniture or equipment.

The Seller has delivered to the Buyers a correct and complete copy of each written arrangement listed in Section 2(k) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed which constitutes an Assumed Contract: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will, assuming any necessary consents to assignment have been obtained, continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. The Seller is not bound by any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(k) of the Disclosure Schedule under the terms of this
Section 2(k). Except for the Assumed Contracts, the Buyers shall not have any Liability or obligations for or in respect of any of the contracts set forth in
Section 2(k) of the Disclosure Schedule or any other contracts or agreements of the Seller.

      (l) Commission Licenses and Compliance with Commission Requirements.

            (i) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated are (A) in full force and effect,
      (B) unimpaired by any acts or omissions of the Seller or the Seller's employees or agents, (C) free and clear of any restrictions which might limit the full operation of the Stations, and (D) detailed in Section 2(1) of the Disclosure Schedule. With respect to the licenses, permits, authorizations, franchises, certificates of compliance and consents referenced in the preceding sentence, Section 2(1) of the Disclosure Schedule also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. Except as set forth in Section 2(1) of the Disclosure Schedule, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any Material restriction or limitation upon the operation of the Stations as now conducted. Except as set forth in Section 2(1) of the Disclosure Schedule, the Seller is not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

            (ii) The Stations are each in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Stations' transmission facilities is restricted in accordance with the policies of the FCC.

            (iii) Except as set forth in Section 2(1) of the Disclosure Schedule, to the Seller's Knowledge, the Seller is not the subject of any FCC or other governmental investigation or any notice of violation or order, or any Material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rule making proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 2(1) of the Disclosure Schedule.

            (iv) The Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Stations all Material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

            (v) The Seller is not aware of any information concerning the Stations that could cause the FCC or any other regulatory authority not to issue to the Buyers all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder or the Buyers' operation and/or ownership of the Stations. Seller is not aware of any pending FCC applications which, if approved, would allow for the operation of a new radio station with a signal reaching the signal area of the Stations and, in addition, Seller is not aware of any plans or proposals by existing radio stations with a signal reaching the signal area of the Stations to alter or change their format to a format similar to that of the Stations.

      (m) Insurance. Section 2(m) of the Disclosure Schedule sets forth each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage.

      (n) Litigation. Section 2(n) of the Disclosure Schedule sets forth each instance in which the Seller: (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

      (o) Employees. Section 2(o) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates, severance benefits and all other forms of compensation paid for work at the Stations of each employee of the Seller. Section 2(o) of the Disclosure Schedule also sets forth a list of all employee handbooks and/or manuals relating to the employees of the Seller, true and correct copies of which have been delivered to the Buyers. To the Knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any understanding (whether written or oral), agreement or contract with any union, labor organization, employee group or other entity or individual which affects the employment of employees of the Seller including, but not limited to, any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Seller. The Seller has not been subject to a strike, slow down or other work stoppage during its operation of the Stations and, to the Seller's Knowledge, there are no strikes, slow downs or work stoppages threatened against the Seller. No proceedings are pending before any court, governmental agency or instrumentality or arbitrator relating to labor matters, and there is no pending investigation by any governmental agency or, to the Knowledge of the Seller, threatened claim by any such agency or other person relating to labor or employment matters.

      (p) Employee Benefits. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans that the Seller maintains or to which the Seller contributes or is required to contribute for the benefit of any current or former employee of the Seller and true and correct copies of each such Employee Benefit Plan have been delivered to the Buyers. Each Employee Benefit Plan (and each related trust or insurance contract) complies and at all times has complied in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Seller does not have any commitment to create any additional Employee Benefit Plan or modify or change any existing the Employee Benefit Plan that would affect any employee or terminated employee of the Seller. There are no pending or, to the Knowledge of the Seller, threatened claims under, by or on behalf of any of the Employee Benefit Plans, by any employee or beneficiary covered by any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits), nor have there been any Reportable Events or Prohibited Transactions with respect to any Employee Benefit Plan.

      (q) Environment, Health, and Safety. Except as identified in the environmental reports set forth in Section 2(q) of the Disclosure Schedule:

            (i) To Seller's Knowledge, with respect to the operation of the Stations and the Real Estate, the Seller is, and at all times in the past has been, in compliance with all Environmental Laws and all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has ever been filed or commenced or, is threatened, against the Seller alleging any failure to comply with any such Environmental Law or laws concerning employee health and safety.

            (ii) To Seller's Knowledge, with respect to the operation of the Stations and the Real Estate, the Seller has no Liability (and there is no Basis related to the past or present operations of the Seller or its predecessors for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law of any federal, state, local, or foreign government or agency thereof (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, or pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes ("Environmental Laws").

            (iii) To the Seller's Knowledge, the Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

            (iv) To the Seller's Knowledge, the Seller has obtained and at all times has been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws or laws of any federal, state, or local or foreign government relating to worker health and safety.

            (v) To the Seller's Knowledge, all properties and equipment used in the business of the Seller have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

            (vi) To the Seller's Knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any of the Real Estate.

            (vii) To the Seller's Knowledge, none of the Acquired Assets are required to be upgraded, modified or replaced to be in compliance with Environmental Laws. (viii) Section 2(q) of the Disclosure Schedule contains a copy of all environmental claims, reports, studies, compliance actions or the like of the Seller or which are available to the Seller with respect to any of the Real Estate or any of the Acquired Assets.

            (ix) To the Seller's Knowledge, no septic systems or wells exist on, in or under any of the Real Estate. To the Seller's Knowledge, no above ground or underground storage tanks have ever been located at, on or under the Real Estate. To the Seller's Knowledge, none of the Real Estate is contaminated by hazardous or toxic substances or waste, as defined under Environmental Laws, originating from off-site sources.

      (r) Legal Compliance. The Seller has complied with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced or, to the Seller's Knowledge, is threatened, against the Seller alleging any failure to comply with any such law or regulation, including those relating to the employment of labor, employee civil rights, and equal employment opportunities and relating to antitrust matters.

      (s) Advertising Contracts. The Seller has no reason to believe and has not received a notice or indication of the intention of any third parties to Material contracts of the Seller to cease doing business or to reduce in any Material respect the business transacted with the Seller or to terminate or modify any agreements with the Seller (whether as a result of consummation of the transactions contemplated hereby or otherwise). As of the date of this Agreement, Seller has no reason to believe and has not received a notice or indication of the intention of any advertiser of the Seller to cease doing business or to reduce in any respect the business transacted with the Seller which would have a Material Adverse Effect.

      (t) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (u) Undisclosed Commitments or Liabilities. There are no commitments, liabilities or obligations relating to any of the Stations, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by the Seller of the liabilities of third parties, for which specific and adequate provisions have not been made on the Financial Statements except those incurred in or as a result of the Ordinary Course of Business on or after October 1, 1997 (none of which Ordinary Course of Business obligations are Material).

      (v) Disclosure. The representations and warranties contained in this
Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 2 not misleading.

      3. Representations and Warranties of the Buyers. The Buyers represent and warrant to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      (a) Organization of the Buyers. Broadcasting and Licensing are corporations duly organized, validly existing, and in good standing under the laws of Nevada.

      (b) Authorization of Transaction. Buyers have full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Buyers have or will have at or before Closing duly authorized the execution, delivery and performance of this Agreement and the

Ancillary Agreements by the Buyers. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of the Buyers, enforceable against the Buyers in accordance with their respective terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyers are subject or any provision of their articles of organization or other charter documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyers are a party or by which they are bound or to which any of their assets is subject. Other than the Assignment Application described in Section 4(b), the Buyers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

      (d) Brokers' Fees. Except for the broker's fee to be paid by the Buyers as set forth in Section 10(1) below, the Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

      4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

      (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

      (b) Assignment Applications. Within ten (10) business days after the execution of this Agreement, the Seller and the Buyers shall jointly file with the FCC an application for assignment of the FCC Licenses from the Seller to the Buyers (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Parties. Each party shall pay its own attorneys' fees. The Seller and the Buyers shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable

(but neither the Seller nor the Buyers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have Material effect upon the Stations or any Affiliate or impose significant costs on such party). If the FCC imposes any condition on either party to the Assignment Application, such party shall use commercially reasonable efforts to comply with such condition, provided, that neither party shall be required hereunder to comply with any condition that would have a Material effect upon the Stations or any Affiliate or impose significant costs on such party. The Seller and the Buyers shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 4(b) shall be construed to limit either party's right to terminate this Agreement pursuant to
Section 9 of this Agreement.

      (c) Employment Offers. Upon notice to the Seller, and at mutually agreeable times, the Seller will permit the Buyers to meet with its employees prior to the Closing Date. Not earlier than one (1) week prior to the Closing, the Buyers will extend offers of employment to all of the Seller's employees effective on the Closing Date on substantially the same employment terms with respect to job descriptions, positions, salaries and wage rates as specified in
Section 2(o) of the Disclosure Schedule. From and after the execution of this Agreement, the Seller shall use its best efforts to assist Buyers in retaining all employees of the Stations and Seller will not take any action to preclude or discourage any of the Seller's employees from accepting any offer of employment extended by the Buyers.

      (d) Notices and Consents. The Seller will use its reasonable best efforts to obtain the consents necessary to assign the Assumed Contracts to the Buyers. The absence of any such consent shall not be a breach hereof unless the contract is designated as "material" on Section 4(d) of the Disclosure Schedule. Each of the Parties will use its reasonable best efforts to take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments or governmental agencies that it may be required to give, make, or obtain.

      (e) Operation of Business. Except as described in Section 4(e) of the Disclosure Schedule, the Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business.

      (f) Advertising Obligations. The Seller shall satisfy its air time obligations under its agreements for sale of air time and advertising on the Stations in exchange for goods or services ("Barter Agreements") in a manner consistent with its past practices and procedures. On the Closing Date, the Seller shall deliver to the Buyers a schedule, certified by an officer of the Seller, reflecting the aggregate outstanding balances of the air time owed by the Seller and the goods and services owed to the Seller under the Barter Agreements in existence as of the Closing Date. If the net aggregate balance owed by or to the Seller under the Barter Agreements as of the Closing Date exceeds Twenty-Five Thousand Dollars ($25,000), the Purchase Price hereunder shall, as the case may be, be reduced by the amount by which the net aggregate balance owed by the Seller under the Barter Agreements exceeds Twenty-Five Thousand Dollars ($25,000) or increased by the amount by which the net aggregate balance owed to the Seller under the Barter Agreements exceeds Twenty-Five Thousand Dollars ($25,000).

      (g) Operating Statements. The Seller shall deliver to the Buyers, for the Buyers' informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations within fifteen (15) days after each such statement is prepared by or for the Seller.

      (h) Contracts. The Seller will not without the prior written consent of the Buyers amend, change, or modify any of the contracts listed on Section 2(k) of the Disclosure Schedule in any Material respect other than amendments, changes, and modifications entered into in the Ordinary Course of Business. Notwithstanding the foregoing sentence, the Seller will not without the prior written consent of the Buyers amend, change, or modify any of the Assumed Contracts in any Material respect. The Seller will not without prior written consent of the Buyers enter into any new contracts respecting the Stations or their properties, except (i) contracts for the sale of time on the Stations for cash, goods or services which are entered into in the Ordinary Course of Business and comply with Sections 4(f) and 4(j) hereof, (ii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty-one (31) days' notice without penalty or premium, and (iii) contracts entered into in the Ordinary Course of Business each of which does not involve more than Twenty Thousand Dollars ($20,000) or all of which do not involve more than Sixty-Three Thousand Dollars ($63,000) in the aggregate. Seller shall promptly provide Buyer with copies of all amendments, modifications, changes and new contracts entered into in accordance with this Section 4(h).

      (i) Operation of Stations. The Seller shall operate the Stations in compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Seller shall file with the FCC all Material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

      (j) Credit and Receivables. The Seller will follow its usual and customary policies with respect to extending credit for sales of air time and advertising on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

      (k) Preservation of Business. The Seller will use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, relationships with lessors, licensers, advertisers, suppliers, customers, and employees, all of the Confidential Information, call letters and trade secrets of the Stations, and the FCC Licenses; provided, however, that the foregoing shall not be deemed to constitute an assurance by the Seller of the future performance of the Stations.

      (l) Full Access and Consultation. The Seller will permit representatives of the Buyers to have full access at all reasonable times (which times shall be mutually agreed upon in advance), and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Seller for the purpose of permitting the Buyers to, among other things: (a) conduct its due diligence review, (b) review financial statements of the Seller,
(c) verify the accuracy of representations and warranties of the Seller contained in this Agreement, and (d) prepare for the consummation of the transactions contemplated by this Agreement. The Seller will consult with the Buyers' management with a view to informing Buyers' management as to the operations, management and business of the Stations. Without limiting the foregoing, the Seller will permit the Buyers and its accountants to have access during normal business hours to examine and make copies of all work papers and schedules of the Seller and its accountants relating to the Stations and to discuss the business affairs and financial statements of the Seller relating to the Stations with the Seller's accountants. Without limiting the foregoing, Seller acknowledges and agrees that it will provide the Buyers and its representatives with such access to the properties, books, records, documents and operations of the Seller as contemplated herein in a manner which will permit the Buyers to fully complete its due diligence review within the thirty
(30) day period referenced in Section 5(a)(ix), below.

      (m) Notice of Developments; Effect of Supplemental Disclosure. The Seller will (i) give prompt written notice to the Buyers of any Material development affecting the Stations, and (ii) any matter arising or discovered after the date of this Agreement which, if existing or known on the date of this Agreement, would have been required to be disclosed in the Disclosure Schedule or this Agreement. Each Party will give prompt written notice to the other of any Material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 4(m), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant or limit a Party's right to seek indemnification for such misrepresentation or breach; provided, however, that a Party's right to terminate this Agreement as a result of such breach or misrepresentation shall be governed by Section 9 hereof.

      (n) Exclusivity. The Seller will notify the Buyers immediately if any person or entity makes any proposal, offer, inquiry, or contact regarding a merger, business combination, purchase of assets or securities, or similar transaction involving the Seller.

      (o) Title Insurance and Surveys. The Buyers will have received (i) with respect to each parcel of Real Estate subject to the Leases, a leasehold owner's policy issued by a title insurer reasonably satisfactory to the Buyers, in an amount equal to the fair market value of such Real Estate

(including all improvements located thereon), insuring over the standard pre-printed exceptions and insuring leasehold title to such Real Estate in the Buyers as of the Closing subject only to the Permitted Real Estate Encumbrances, together with such endorsements for zoning, contiguity, public access and extended coverage as the Buyers or its lender reasonably requests, (ii) with respect to each parcel of Owned Real Estate, an owner's policy of title insurance by a title insurer reasonably satisfactory to the Buyers, in an amount equal to the fair market value of such Real Estate (including all improvements located thereon), insuring over the standard pre-printed exceptions and insuring title to the Owned Real Estate to be vested in the Buyers as of the Closing free and clear of all liens and encumbrances except Permitted Real Estate Encumbrances, together with such endorsements for zoning, contiguity, public access and extended coverage as the Buyers or its lender reasonably requests, and (iii) a current survey of each parcel of Real Estate certified to the Buyers and its lender, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Surveys") which shall not disclose any survey defect or encroachment from or onto any of the Real Estate which has not been cured or insured over prior to the Closing. The Buyers and the Seller will each pay one-half (1/2) of the costs of these title policies and Surveys, provided that Seller's responsibility for such costs shall not exceed Five Thousand Dollars ($5,000).

      (p) Control of Stations. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, the Buyers and their employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Seller.

      (q) Risk of Loss. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Seller until the Closing. In the event of any such loss, damage, or destruction the Seller will promptly notify the Buyers of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Seller will, at Seller's expense, repair or replace such Acquired Assets to their former condition as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Seller's notice to the Buyers, and the Buyers determine that the Seller's failure to repair or replace, alone or in the aggregate with any other then existing factors, would have a Material effect on the operation of the Stations:

            (a) the Buyers may elect to terminate this Agreement; or

            (b) the Buyers may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyers, unless the same cannot be reasonably effected within ninety (90) days of the date of the Seller's notice to the Buyers, in which case either party may terminate this Agreement; or

            (c) the Buyers may choose to accept the Acquired Asset in their "then" condition, together with the Seller's assignment to the Buyers of all rights under any insurance claims covering the loss, damage or destruction and payment over to the Buyers of any proceeds under any such insurance policies previously received by the Seller with respect thereto plus an amount equal to the amount of any deductible or self-insurance maintained by Seller on such Acquired Assets.

In the event the Closing Date is postponed pursuant to this Section 4(q), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

      (r) Environmental Assessments. Provided that the Buyer is provided with adequate access to each parcel of Real Estate and permitted to conduct all requested testing, the Buyers will provide to the Seller, within forty-five (45) days hereof, the results of its environmental assessments for each such parcel of Real Estate. Buyer acknowledges that Seller's obligation to provide access to each leased parcel of Real Estate is limited to its reasonable efforts to obtain Landlord's consent and cooperation with respect to such access. The results submitted to Seller under this Section 4(r) shall identify any violations of Environmental Law and any condition to be remedied and the actions or remediation required to bring the property into compliance with Environmental Laws. If the Buyers' Phase I environmental assessment recommends additional testing and Buyer begins such testing but such testing cannot be completed and reported to Seller within the forty-five (45) day period provided for herein, the period shall be extended as reasonably required to complete such additional testing and reporting to the Seller. The Seller will have ten (10) days after the Buyers notify the Seller that it has received all of the environmental assessments and that such assessments indicate that the property is not in compliance with Environmental Laws to determine and notify the Buyers in writing if it elects to immediately terminate this Agreement or take any and all actions at its sole expense to remedy the violations identified with respect to an assessed site; provided, however, that the Seller may not terminate this Agreement and must take any and all actions to remedy the violations identified if the aggregate cost of such actions would not exceed Seventy-Five Thousand Dollars ($75,000). If aggregate cost of such actions would exceed Seventy-Five Thousand Dollars ($75,000) and the Seller does not provide timely notice hereunder, stating its intent to remedy all such violations, Buyers may elect to
(i) terminate this Agreement, (ii) extend the time in which the Seller must respond in writing, or (iii) elect to accept the environmental conditions and consummate the transaction contemplated hereby; provided, however, that the Buyers shall forfeit their right to terminate this Agreement pursuant to this Section 4(r) if they fail to make an election within ten (10) days of the expiration of the Seller's ten (10) day election period or within ten (10) days after the expiration of the Seller's election period as extended by the Buyers hereunder. If the Seller elects or is required under the terms hereof to take all actions to remediate each site and Seller does not proceed with reasonable diligence to take such actions or such actions cannot be or are not fully accomplished on or before the 270th day following the date of this Agreement, Buyers may elect to terminate this Agreement or postpone the Closing Date until such time as all of the actions necessary to remedy the violations identified have been fully performed in a manner and to the extent necessary to satisfy the Seller's obligations. In the event the Closing Date is postponed pursuant to this Section 4(r), the Parties will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC. The Buyers may elect to terminate this Agreement if they or their environmental consultants and agents are not granted adequate access to each parcel of Real Estate to conduct the environmental testing contemplated in this Section 4(r); provided, however, that the Buyers shall forfeit their right to terminate this Agreement as a result of insufficient access to any parcel of Real Estate if they fail to make such election within forty-five (45) days after the date hereof. The Buyers shall pay all of the costs of the environmental assessments performed by the Buyers pursuant to this Agreement.

5. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyers. The obligation of the Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 2 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

            (ii) the Seller shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

            (iii) the Seller shall have procured all of the third party consents required by Section 4(d), above, and the Buyer shall have received the title insurance commitments (and endorsements) and Surveys described in
      Section 4(o), above;

            (iv) no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the parties if such transactions are consummated, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
      (C) Materially affect the right of the Buyers to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (v) the Seller shall have delivered to the Buyers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Sections 5(a)(i) and 5(a)(ii) are satisfied in all respects and the statements contained in such certificate shall be deemed a warranty of the Seller which shall survive the Closing;

            (vi) each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vii) the relevant parties shall have entered into the Post-Closing Agreement;

            (viii) the Buyers shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Buyers and its lender and dated as of the Closing Date;

            (ix) the Buyers shall, within thirty (30) days after the date hereof, be satisfied that their examination and due diligence review referred to in Section 4(l) hereof does not reveal any conditions which were not disclosed in this Agreement and may result in a Material Adverse Effect. If, within thirty (30) days after the date hereof, Buyers do not deliver to Seller a written notice terminating this Agreement in regard to the contingency described in this Section 5(a)(ix), then the contingency set forth in this Section 5(a)(ix) shall be deemed waived by Buyers;

            (x) the Seller shall have delivered to the Buyers all items required to be delivered thereby under Section 1(e), above; and

            (xi) the Buyers shall have received a landlord estoppel, consent and waiver letter for each parcel of Real Estate subject to a Lease, duly executed by the owner of the Real Estate, in a form satisfactory to the Buyers' lenders which are financing the transaction contemplated hereby.

In the event that any of the conditions set forth in subsections 5(a)(i) or (ii) or (iv), above, are not satisfied and such failure does not or is not reasonably likely to have a Material Adverse Effect, Buyers acknowledge and agree that, notwithstanding the introductory sentence of this Section 5(a), they shall be required to consummate the transactions contemplated herein despite such failure;

provided, however, that Buyers may still seek indemnification pursuant to
Section 7, below, as hereinafter described. In the event that (i) any of the conditions set forth in subsections 5(a)(i) or (ii) or (iv) above, are not satisfied and such failure has or is reasonably likely to have a Material Adverse Effect, or (ii) any of the other conditions set forth in this Section 5(a) are not satisfied, the Buyers may elect to (i) terminate this Agreement without liability to the Buyers, or (ii) consummate the transactions contemplated herein despite such failure. If any of the conditions to Closing set forth in this Section 5(a) are not satisfied and the Buyers elect or are required to consummate the transactions described herein, and if such failure (regardless of whether such failure is Material or has or is reasonably likely to have a Material Adverse Effect), shall be as a result of a breach of any representation, warranty, covenant or provision of this Agreement by the Seller (including, without limitation, any breach arising as a result of the failure of the Seller to execute and/or deliver any item described in this Section 5(a)), the Buyers may seek appropriate remedies for any and all damages, costs and expenses incurred by the Buyers by reason of such breach, including, without limitation, indemnification pursuant to Section 7, below. In the event that any of the conditions set forth in Sections 5(a)(iv), (vi), (ix) or (xi) are not satisfied and the transactions described herein are consummated, the failure of such condition shall not give rise to an indemnification claim by Buyer pursuant to Section 7, below, unless and to the extent that the event or the condition giving rise to such failure also constitutes a breach of a representation, warranty or covenant of the Seller set forth in Sections 2 or 4 hereof.

      (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

            (ii) the Buyers shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

            (iii) no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the Parties if such transactions are consummated, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (iv) the Buyers shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Sections 5(b)(i) and 5(b)(ii) are satisfied in all respects and the statements contained in such certificate shall be deemed a warranty of the Buyers which shall survive the Closing;

            (v) each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vi) the relevant parties shall have entered into the Post-Closing Agreement; and

            (vii) the Buyers shall have delivered to the Seller all items required to be delivered thereby under Section 1(e), above.

In the event that any of the conditions set forth in subsections 5(b)(i) or (ii) or (iii), above, are not satisfied and such failure does not have or is not reasonably likely to have a Material Adverse Effect, Seller acknowledges and agrees that, notwithstanding the introductory sentence of this Section 5(b), Seller shall be required to consummate the transactions contemplated herein despite such failure; provided, however, that Seller may still seek indemnification pursuant to Section 7, below, as hereinafter described. In the event that (i) any of the conditions set forth in subsections 5(b)(i) or (ii) or
(iii) above, are not satisfied and such failure has or is reasonably likely to have a Material Adverse Effect, or (ii) any of the other conditions set forth in this Section 5(b) are not satisfied, the Seller may elect to (i) terminate this Agreement without liability to the Seller, or (ii) consummate the transactions contemplated herein despite such failure. If any of the conditions to Closing set forth in this Section 5(b) are not satisfied and the Seller elects or is required to consummate the transactions described herein, and if such failure (regardless of whether such failure is Material or has or is reasonably likely to have a Material Adverse Effect) shall be as a result of a breach of any provision of this Agreement by the Buyers (including, without limitation, any breach arising as a result of the failure of the Buyers to execute and/or deliver any item described in this Section 5(b)), the Seller may seek appropriate remedies for any and all damages, costs and expenses incurred by the Seller by reason of such breach including, without limitation, indemnification pursuant to Section 7, below. In the event that any of the conditions set forth in Sections 5(a)(iii) or (v) are not satisfied and the transactions described herein are consummated, the failure of such condition shall not give rise to an indemnification claim by Seller pursuant to Section 7, below, unless and to the extent that the event or condition giving rise to such failure also constitutes a breach of a representation, warranty or covenant of the Buyers set forth in Sections 3 or 4 hereof.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

      (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Stations, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below); provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the cooperating party.

      (c) Adjustments.

            (i) Operation of the Stations and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Buyers. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepaid expenses, deposits, music license fees, and rents and payments pertaining to the Assumed Contracts (including any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between the Seller and the Buyers as of the Closing Date in accordance with the foregoing principle; provided, however, that Buyer shall assume those obligations of Seller as set forth in Section 6(c)(ii), below, and shall reduce the Purchase Price accordingly. In addition, all commissions payable with respect to the accounts receivable of Seller (whether due before or after Closing) shall be solely for the account and responsibility of the Seller. Contractual arrangements that do not reflect an equal rate of compensation to a Station over the term of the agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by an independent accounting firm mutually acceptable to both parties and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Seller and one-half (1/2) by the Buyers.

            (ii) At the Closing, the Seller will provide a schedule that sets forth in reasonable detail the amount of (i) accrued vacation time, sick pay and personal time of all employees of the Seller hired by the Buyers as of the Closing Date and (ii) real estate taxes, occupancy taxes, water taxes and other taxes, if any, on or with respect to the Stations (the "Assumed Accruals"). The prorations of such taxes will be effected with respect to all of such taxes paid as of the close of business on the Closing Date to the extent such taxes relate to any time period subsequent to the Closing Date or, if not paid as of the Closing Date, to the extent such taxes relate to any time period prior to the Closing Date, which proration shall be based upon taxes assessed in the most recent year. Upon the consent of the Buyers, the aggregate amount of the accruals for the Assumed Accruals shall be deducted from the Purchase Price and the Buyers shall be responsible for the payment and/or satisfaction of such accruals.

      (d) Collection of Accounts Receivable. At the Closing, the Seller will turn over to the Buyers, for collection only, the accounts receivable of the Stations owing to the Seller as of the close of business on the Closing Date. A schedule of such accounts receivable will be delivered by the Seller to the Buyers on the Closing Date or as soon thereafter as possible. The Buyers agree to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the Closing Date, and will provide the Seller with a monthly accounting of all payments received during the previous calendar month and remit all payments received on such accounts during each calendar month during this 120-day period on the sixtieth
(60th) and one hundred twentieth (120th) day. The Buyers shall have the sole right to collect such accounts receivable during such one hundred twenty (120) day period. In the event the Buyers receive monies during the 120-day period following the Closing Date from an advertiser who, after the Closing Date, is advertising over any of the Stations, and that advertiser was included among the accounts receivable as of the Closing Date, the Buyers shall apply said monies to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Buyers shall immediately return the account to the Seller prior to expiration of the 120-day period following the Closing Date. If the Buyers return a disputed account to the Seller, the Buyers shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on any of the Stations after the Closing Date. At the end of the 120-day period following the Closing Date, the Buyers will turn back to the Seller all of the accounts receivable of the Stations as of the Closing Date owing to the Seller which have not yet been collected, and the Buyers will thereafter have no further responsibility with respect to the collection of such receivables. During the 120-day period following the Closing Date, the Buyers shall afford the Seller reasonable access to the accounts receivable "aging list." The Seller acknowledges and agrees that the Buyers are acting as its collection agent hereunder for the sole benefit of the Seller and that Buyers have accepted such responsibility for the accommodation of the Seller. The Buyers shall not have any duty to inquire as to the form, manner of execution or validity of any item, document, instrument or notice deposited, received or delivered in connection with such collection efforts, nor shall the Buyers have any duty to inquire as to the identity, authority or rights of the persons who executed the same. The Seller shall indemnify Buyers and hold them harmless from and against any judgments, expenses (including attorneys' fees) costs or liabilities which the Buyers may incur or sustain as a result of or by reason of such collection efforts.

      (e) Consents. In the event any of the Assumed Contracts are not assignable or any consent to such assignment is not obtained on or prior to the Closing Date, and the Buyers elect to consummate the transactions contemplated herein despite such failure or inability to obtain such consent, the Seller shall continue to use commercially reasonably efforts to obtain any such assignment or consent after the Closing Date. Until such time as such assignment or approval has been obtained, the Seller will cooperate with the Buyers in any lawful and economically feasible arrangement to provide that the Buyers shall receive the Seller's interest in the benefits under any such Assumed Contract, including performance by the Seller as agent, if economically feasible; provided, however, that the Buyers shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Buyers would have been responsible therefor if such consent or assignment had been obtained.

7. Remedies for Breaches of this Agreement.

      (a) Survival. All of the representations and warranties of the Seller contained in Section 2 of this Agreement and all of the representations and warranties of the Buyer contained in Section 3 of this Agreement shall survive the Closing and shall continue in full force and effect for a period of fourteen
(14) months following Closing.

      (b) Indemnification Provisions for the Benefit of the Buyers. The Seller agrees to indemnify the Buyers from and against any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

            (i) any misrepresentation or breach of any of the Seller's representations or warranties contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Seller (so long as the Buyers make a written claim for indemnification within the applicable survival period);

            (ii) any breach or nonfulfillment of any agreement or covenant of the Seller contained herein or in any Ancillary Agreement;

            (iii) any Liability of the Seller which is not an Assumed Liability;

            (iv) any Liability of the Buyers arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability; and/or

            (v) any Tax Liabilities of the Seller or its partners with respect to the operation of the Stations or the business of the Seller at any time prior to the Closing Date.

The Buyers shall not have the right to assert claims for indemnification under subsection (i) unless and until the aggregate amount of any Adverse Consequences that the Buyers in total may suffer or have suffered as a result of such breach exceeds Seventy-Five Thousand Dollars ($75,000), and then only for the amounts in excess of such Seventy-Five Thousand Dollar ($75,000) aggregate amount. Notwithstanding the foregoing, the Seller shall not be liable for indemnification claims under subsection (i) in excess of an aggregate amount equal to the Purchase Price; provided, however, that no such limit shall apply to or include Adverse Consequences based on a claim of fraud.

      (c) Indemnification Provisions for the Benefit of the Seller. Except as described below in Section 7(e) with respect to a breach of a warranty or covenant prior to the Closing Date, the Buyers agree to indemnify the Seller from and against any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any misrepresentation or breach of any of the Buyers' representations or warranties contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Buyers (so long as the Seller makes a written claim for indemnification within the applicable survival period), (ii) any breach or nonfulfillment of any agreement or covenant of the Buyers contained herein or in any Ancillary Agreement, or (iii) any Assumed Liability.

      (d) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

      (e) Liquidated Damages. The Buyers and the Seller acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a default by the Buyers, the Adverse Consequences as a result of such default may be difficult, if not impossible, to ascertain. Accordingly, in lieu of indemnification pursuant to Section 7(c), the Seller shall be entitled to receive from the Buyers for such default the sum of Seven Hundred Fifty Thousand Dollars ($750,000) as liquidated damages without the need for proof of damages, subject only to successfully proving in a court of competent jurisdiction that the Buyers have materially breached this Agreement and that the transactions contemplated thereby have not occurred. The Buyers and the Seller agree to pay said sum of liquidated damages within ten
(10) days of the date that the non-defaulting party obtains such a judgment. Notwithstanding anything contained herein to the contrary, the Seller acknowledges and agrees that in the event this Agreement is terminated by the Seller prior to the Closing Date as a result of a breach or default by Buyers under this Agreement, the Seller's sole and exclusive remedy with respect to such default shall be to proceed against the Earnest Money Deposit as liquidated damages.

      (f) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged as a result of such failure. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof and/or in the event the Indemnifying Party shall fail to defend such claim actively and in good faith, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

8. Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, other than Retained Assets, that are used or useful in the operation of the Stations, wherever located, including but not limited to all of its (a) real property, leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenances thereto); (b) tangible personal property (such as fixed assets, computers, data processing equipment, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, furniture, furnishings, inventories of compact disks, records, tapes and other supplies, vehicles, and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those Barter Agreements and Advertising Contracts identified on the Disclosure Schedule) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Stations;
(e) Assumed Contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Stations, jingles, logos, slogans, and business goodwill of the Stations; (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery (including rights under policies of insurance), rights of set off, and rights of recoupment; (h) Licenses and similar rights obtained from governments and governmental agencies; and (i) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, advertiser lists, all other lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, program production materials, studies, reports, and other printed or written materials; and (j) goodwill of the Stations.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      "Advertising Contracts" has the meaning set forth in Section 2(s), above.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Ancillary Agreements" have the meaning set forth in Section 2(b) above.

      "Assignment Application" has the meaning set forth in Section 4(b) above.

      "Assumed Accruals" has the meaning set forth in Section 6(c) above.

      "Assumed Contracts" means the Leases, the Barter Agreements, the Advertising Contracts and those contracts listed on Exhibit G attached hereto.

      "Assumed Liabilities" means (a) obligations of the Seller under the Assumed Contracts which accrue after the Closing Date either: (i) to furnish services, and other non-Cash benefits to another party after the Closing; or
(ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing; and (b) the obligations of the Seller assumed under Section 6(c)(ii). The Assumed Liabilities shall not include (i) any Retained Liabilities, or (ii) certain obligations under the Employment Agreements assumed by Buyers which have been retained by Seller as detailed under the "General Contracts" section of Exhibit G.

      "Barter Agreements" has the meaning set forth in Section 4(f) above.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyers" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(d) above.

      "Closing Date" has the meaning set forth in Section 1(d) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Seller.

      "Disclosure Schedule" has the meaning set forth in Section 2 above.

      "Earnest Money Deposit" has the meaning set forth in Section 1(c) above.

      "Escrow Agreement" has the meaning set forth in Section 1(c) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "Environmental Laws" has the meaning set forth in Section 2(q), above.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means First National Bank of Maryland in Washington, D.C.

      "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communication Commission of the United States.

      "FCC Licenses" means the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to the Seller in connection with the conduct of the business and operation of the Stations.

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 2(e) above.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Indemnified Party" has the meaning set forth in Section 7(d) above.

      "Indemnifying Party" has the meaning set forth in Section 7(d) above.

      "Intellectual Property" means all of the following used or useful in the operation of the Stations: (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and
(b) copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge of Alan S. Beck after investigation and inquiry of Station's management.

      "Leases" means those real estate leases to which Seller is a party covering Seller's studios and FM tower sites in Ann Arbor, Michigan, as described in Section 2(i) of the Disclosure Schedule.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Material" or "Materially" means an event, condition, circumstance, act, omission or effect which, individually or in the aggregate with other similar events, conditions, circumstances, acts, omissions or effects, (i) is, in the opinion of a reasonably prudent buyer, likely to have a material effect on the transactions contemplated hereby or the operation or condition of the Stations taken as a whole, or (ii) has or will have a financial consequence of Seventy-Five Thousand Dollars ($75,000) or more.

      "Material Adverse Effect" means an event, condition, circumstance, act, omission or effect which, individually or in the aggregate with other similar events, conditions, circumstances, acts, omissions or effects, is, in the opinion of a reasonably prudent buyer, likely to have a material effect on the transactions contemplated hereby or the operation or condition of the Stations taken as a whole; provided, however, that for purposes of Sections 5(b) and 9(a)(iii), "Material Adverse Effect" means an event, condition, circumstance, act, omission or effect which, individually or in the aggregate with other similar events, conditions, circumstances, acts, omissions or effects, is, in the opinion of a reasonably prudent seller, likely to have a material effect on the transactions contemplated hereby. Nothing in the definition of "Material" or "Materially" shall be considered to define the term "Material Adverse Effect."

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Owned Real Estate" means the real property owned by the Seller in York, Michigan and Saline, Michigan as described in Section 2(i) of the Disclosure Schedule and all buildings, fixtures and improvements located thereon.

      "Party" has the meaning set forth in the preface above.

      "Permitted Real Estate Encumbrances" shall have the meaning set forth in
Section 2(i), above.

      "Post-Closing Agreement" means the Post-Closing Agreement with Arthur H. Kern and Alan Beck in the form attached hereto as Exhibit D.

      "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

      "Purchase Price" has the meaning set forth in Section 1(c) above.

      "Real Estate" means the Owned Real Estate and the real estate, building, fixtures and improvements which are the subject of the Leases.

      "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

      "Retained Assets" means (i) the partnership charter, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of the Seller as a limited partnership; (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement); (iii) accounts, notes and other receivables of the Seller; and (iv) Cash.

      "Retained Liabilities" means any other obligations or Liabilities of the Seller, including but not limited to: (i) any Liability relating to the ownership or operation of the Stations prior to the Closing; (ii) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby; (iii) any Liability of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby (except as set forth in Section 4(o) and Section 4(r) relating to Surveys, title commitments and environmental audits and Section 4(b) with regard to the Assignment Application); or (iv) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement).

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; and (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation.

      "Seller" has the meaning set forth in the preface above.

      "Stations" means the radio broadcast stations having the call letters WIQB-FM, WQKL-FM, and WTKA-AM, licensed by the FCC to operate in Ann Arbor, Michigan and the radio broadcast station having the call letters WDEO-AM, licensed by the FCC to operate in Saline, Michigan.

      "Subsidiary," with respect to any person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (i) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or persons having a similar role as to an entity that is not a corporation, (ii) the interest in the profits of such partnership or joint venture, or (iii) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such person or one or more of such person's Subsidiaries.

      "Surveys" has the meaning set forth in Section 4(o) above.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

9. Termination.

      (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (i) the Buyers and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach of any representation, warranty, or covenant contained in this Agreement and such breach has or is likely to have a Material Adverse Effect; provided, however, that if such breach is capable of being cured, such breach also remains uncured for twenty (20) days after notice of breach is received by the Seller from the Buyers;

            (iii) the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing in the event the Buyers are in breach of any representation, warranty, or covenant contained in this Agreement and such breach has or is likely to have a Material Adverse Effect; provided, however, that if such breach is capable of being cured, such breach also remains uncured for ten (10) days after notice of breach is received by the Buyers from the Seller;

            (iv) the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(a) hereof giving the Buyer the right to terminate in accordance with the provisions of said Section 5(a) (unless the failure results primarily from the Buyers themselves breaching any representation, warranty, or covenant contained in this Agreement);

            (v) the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(b) hereof giving the Seller the right to terminate in accordance with provisions of said Section 5(b) (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement);

            (vi) the Buyers or the Seller may terminate this Agreement if any Assignment Application is denied by Final Order; or

            (vii) the Buyers may terminate this Agreement as provided in Section 4(r), 4(q) and 5(a)(ix).

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a), above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

10. Miscellaneous.

      (a) Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in Section 7(a) hereof.

      (b) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

      (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

      (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that (i) the Buyers may assign all of its right, title and interest in, to and under this Agreement to one or more Affiliates who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Seller the Purchase Price therefor or to any successor to the Buyers in the event of any sale, merger or consolidation of the Buyers, (ii) Buyers may assign its indemnification claims and its rights under the warranties and representations of the Seller to the financial institution(s) providing financing to the Buyers in connection with this transaction; and (iii) the Seller may assign its rights to receive the Purchase Price hereunder in accordance with Section 10(p), below.

      (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered via prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the intended recipient at its address set forth below:

            If to the Seller:

            Arbor Radio, L.P.
            c/o Alan Beck
            3 Waterview Drive
            Port Jefferson, NY  11777

         With a copy to:

            Arthur H. Kern
            1940 Webster Street
            San Francisco, CA  94115

                  and

            Alan S. Beck
            3 Waterview Drive
            Port Jefferson, NY  11777

                  and

         Latham & Watkins
         1001 Pennsylvania Avenue, N.W., Suite 1300
         Washington, DC  20004-2505
         Attn.:  Gary M. Epstein

         (which copy shall not constitute notice to the Seller)

            If to the Buyers:

            Cumulus Broadcasting, Inc.
            Cumulus Licensing Corp.
            c/o QUAESTUS Management Corporation
            330 E. Kilbourn Avenue, Suite 250
            Milwaukee, WI 53202
            Attn:  Terrence J. Leahy

            With a copy to:

            Cumulus Broadcasting, Inc.
            Cumulus Licensing Corp.
            875 N. Michigan Avenue, Suite 3650
            Chicago, Illinois 60611
            Attn:  Richard J. Bonick

                  and

            Godfrey & Kahn, S.C.
            780 North Water Street
            Milwaukee, WI  53202
            Attention:  Patricia Leiker

            (Neither of which copies shall constitute notice to Buyers)

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Michigan.

      (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (l) Expenses. The Buyers and the Seller will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than (i) as set forth in Section 4(b) with regard to the Assignment Applications, (ii) as set forth in
Section 4(o) with respect to Surveys, title commitments, and (iii) the broker's fee payable to Bergner & Co. in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000) which fee shall be paid by the Buyers. The Buyer will pay for all environmental audits performed under Section 4(r) hereof. The Seller will pay all income taxes. The Seller and the Buyers will each pay one-half (1/2) of any transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyers.

      (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties acknowledge and agree that neither Party believes that a filing under the Hart-Scott-Rodino Act is required in connection with the transactions contemplated hereby; however, nothing contained in the last sentence of Section 2(c) or the last sentence of Section 3(c) shall be deemed a warranty or representation by Seller or Buyer regarding consents or approvals that may be required under such Act. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The disclosure of an exception to one representation or warranty shall be deemed to constitute disclosure with respect to such other representations and warranties for which the same is fairly applicable. The Disclosure Schedule shall not vary, change or alter the literal meaning of the representations and warranties of the Seller contained in this Agreement, other than creating exceptions thereto which are fairly applicable to the language of the warranty and representation contained in this Agreement.

      (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state court sitting in Ann Arbor, Michigan and the Federal District Court for the Eastern District of Michigan, Southern Division, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

      (p) Like-Kind Exchange. Seller may at any time at or prior to Closing assign solely its right to collect the Purchase Price (or any portion thereof) to a "qualified intermediary" as defined in Treasury Reg. Section 1.1031(k)-1(g)(4), provided that such assignment does not affect Seller's and Buyers' rights and obligations hereunder. Seller shall promptly provide written notice to Buyers of a proposed assignment along with all agreements and documents to be executed and/or delivered in connection with the assignment. Buyers shall cooperate with all reasonable requests of Seller and such qualified intermediary in arranging and effecting an exchange which qualifies under Section

1031 of the Code; provided, however, that (i) Buyer shall not incur any out-of-pocket expense as a result of its cooperation, (ii) such assignment shall be effected in a manner that does not delay the Closing, and (iii) the assignment, in the reasonable opinion of Buyers' legal counsel, does not adversely affect the rights, powers or remedies of the Buyers under this Agreement.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                    CUMULUS BROADCASTING, INC.


                                    By:
                                       --------------------------------

                                                                       (printed)
                                        ----------------------------------------

                                        Title:
                                              -------------------------

                                    CUMULUS LICENSING CORP.


                                    By:
                                       --------------------------------

                                                                       (printed)
                                        ----------------------------------------

                                        Title:
                                              -------------------------

                                    ARBOR RADIO, L.P.


                                    By:
                                       --------------------------------

                                                                       (printed)
                                        ----------------------------------------

                                        Title:
                                              -------------------------

                                    EXHIBITS

Exhibit A                     Form of Escrow Agreement
Exhibit B-1                   Form of Assignment
Exhibit B-2                   Form of Warranty Bill of Sale
Exhibit B-3                   Form of Warranty Deeds
Exhibit C                     Form of Assumption Agreement
Exhibit D                     Form of Post-Closing Agreement
Exhibit E                     Intentionally Deleted
Exhibit F                     Form of Opinion
Exhibit G                     Assumed Contracts